Exhibit 99.1

Beam Global Reports Fiscal Q3 2022 Financial Results

Record Revenue, Record Orders and Record Backlog

Conference Call Thursday November 10, 2022 at 4:30 p.m. ET

SAN DIEGO, CA – November 10, 2022 – Beam Global, (Nasdaq: BEEM, BEEMW), (the “Company”), the leading provider of innovative sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media, today announced the financial results for the third fiscal quarter ended September 30, 2022.

Fiscal Q3 2022 and Recent Company Highlights

•	Sold more EV ARC™ systems in September, October and November of 2022 than over the last 10 years combined
•	367 EV ARC™ system, $29.4 million order for the U.S. Army through TechFlow, Inc.
•	140 EV ARC™ system, $11.6 million order for U.S. Dept. of Veterans Affairs
•	71 EV ARC™ system, $5.3 million re-order for City of New York
•	32 EV ARC™ system, $2.9 million order for U.S. Department of Homeland Security
•	68 EV ARC™ system, $6.3 million in miscellaneous orders from other government and enterprise customers are also in current EV ARC™ backlog
•	Current backlog of $6.7 million for the energy storage business
•	Experienced a significant return of enterprise revenues in Q3 2022
•	Total current contracted backlog of $62.2 million to be executed in next 12 months
•	Achieved the highest quarterly revenue in the Company’s history of $6.6 million, a 227% increase over Q3 2021
•	Achieved the highest 9 months of revenue in the Company’s history of $14.1 million, a 156% increase over same period 2021
•	Improved Gross Profitability year to date by 5% of revenue despite inflation
•	Improved Net Profitability year to date by 25%, despite inflation, when excluding the $3.7 million expense for the change in fair value of non-cash contingent consideration

“Our investments in product development, sales, marketing and government relations combined with a significant increase in the urgency for sustainable and reliable EV charging infrastructure, driven by the relentless and accelerating move to electric transportation, has resulted in an order of magnitude increase in the orders we are receiving,” said Desmond Wheatley, CEO of Beam Global. “We have been preparing for this moment and have leveraged our experience, facilities and balance sheet to be able to accept and deliver on these new orders. Our sales team continues to drive pipeline growth, and I believe that what we are seeing, based on these growing fundamentals and EV trends, is just the beginning of an extraordinary rate of growth which we expect to continue for many years to come. Acquiring our own battery company and investing in factory facilities which will be able to produce over thirty times our previous best year’s volume, have positioned us to take advantage of the market conditions which make our unique products so necessary while creating a foundation for the even greater expansion I believe will be required in the future.”

Third Fiscal Quarter 2022 Financial Summary

Revenues

Beam Global reported record quarterly revenues of $6.6 million in the third quarter 2022, a 227% increase over $2.0 million reported in the third quarter of 2021. For the first nine months of 2022, we reported revenues of $14.1 million, a 156% increase over $5.5 million reported for the same period in 2021. Revenues for our energy storage business contributed $1.7 million in the third quarter and $3.5 million for the nine months ended September 30, 2022 as a result of closing the acquisition of All Cell Technologies, LLC (“All Cell”) in early March. Revenues to Federal and Enterprise customers showed the strongest growth in the quarter and year-to-date.

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Gross Loss

Gross loss for the quarter ended September 30, 2022 was $0.3 million, or 5% of sales, compared to $0.2 million, or 10% of sales in the same quarter of the prior year. Gross loss for the first nine months of 2022 was $1.0 million, or 7% of sales, compared to $0.6 million, or 11% of sales in the same period of the prior year. As a percentage of sales, the gross loss is improving primarily due to increased production levels which resulted in favorable fixed overhead absorption and improved labor efficiency in spite of an increase in material costs for steel and other components due to supply chain shortages and other inflationary pressures.

Operating Expenses

Operating Expenses were $6.5 million for the third quarter of 2022, compared to $1.5 million for the same period in the prior year. Operating expenses for the nine months ended September 30, 2022 were $10.9 million compared to $4.0 million for the same period in the prior year. The increases were primarily due to a $3.7M non-cash increase in the fair value of contingent consideration in 2022 related to the All Cell acquisition and the addition of All Cell expenses as a result of the acquisition.

Cash and Working Capital

At September 30, 2022, we had cash of $4.7 million, compared to $21.9 million at December 31, 2021. The cash decrease was primarily from increases in inventory and prepayments to vendors to secure battery cells for production as well as the net loss. Our working capital decreased from $24.6 million to $12.8 million from December 31, 2021 to September 30, 2022. The decrease in working capital includes a $4.9 million increase in current liabilities for the change in fair value of non-cash contingent consideration related to the All Cell acquisition.

Conference Call Today at 4:30 PM ET

Management will host a conference call on Thursday November 10, 2022 at 4:30 PM ET to review financial results and provide an update on corporate developments. Following management’s formal remarks, there will be a question-and-answer session.

Participants can register for the conference through the following link:

https://dpregister.com/sreg/10173260/f516af0e40

Please note that registered participants will receive their dial in number upon registration.

Those without internet access or unable to pre-register may dial in by calling:

PARTICIPANT DIAL IN (TOLL FREE):	1-844-739-3880
PARTICIPANT INTERNATIONAL DIAL IN:	1-412-317-5716

Please ask to be joined into the Beam Global call.

A webcast archive is available for 3 months following the call at the following URL:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=u6wE8PHi

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About Beam Global

Beam Global is a clean technology leader providing innovative, sustainable products and technologies for electric vehicle (EV) charging, energy storage, energy security and outdoor media. Core platforms include Beam EV ARC™ and Solar Tree® sustainable EV charging systems, Beam AllCell™ high-performance energy storage solutions, energy resiliency and disaster preparedness products and a deep patent library.

Beam EV ARC™ EV charging infrastructure systems support any quality brand EV charging service equipment, and Beam AllCell™ battery solutions power micro-mobility, terrestrial EVs, aviation, maritime and recreational vehicles as well as stationery and energy-security platforms.

Beam develops, patents, designs, engineers and manufactures unique and advanced clean mobility solutions that protect the environment, save customers time and money, empower communities and keep people moving. Based in San Diego and Chicago, the company produces Made-in-America products with the mission to Lead the World to Clean Mobility. Beam Global is listed on Nasdaq under the symbols BEEM and BEEMW. For more information visit BeamForAll.com, LinkedIn, YouTube and Twitter.

Forward-Looking Statements

This Beam Global Press Release may contain forward-looking statements. All statements in this Press Release other than statements of historical facts are forward-looking statements. Forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “target,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may,” or other words and similar expressions that convey the uncertainty of future events or results. These statements relate to future events or future results of operations, including, but not limited to the following statements: statements regarding the acquisition, its expected benefits and the anticipated future financial performance as a result of the acquisition. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause Beam Global's actual results to be materially different from these forward-looking statements. Except to the extent required by law, Beam Global expressly disclaims any obligation to update any forward-looking statements.

# # #

Investor Relations:

Kathy McDermott

IR@BeamForAll.com

+1 858-799-4583

Media Contact:

Next PR

+1 813-526-1195

Press@BeamForAll.com

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Beam Global

Condensed Balance Sheets

(In thousands)

	September 30,	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets
Cash	$4,680	$21,949
Accounts receivable	6,063	3,827
Prepaid and other current assets	1,586	180
Inventory, net	12,187	1,611
Total current assets	24,516	27,567

Property and equipment, net	1,593	650
Operating lease right of use asset	1,795	2,030
Goodwill	4,600	–
Intangible assets, net	10,215	359
Deposits	62	52
Total assets	$42,781	$30,658

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$3,831	$1,567
Accrued expenses	921	727
Sales tax payable	62	57
Deferred revenue, current	1,395	136
Contingent consideration, current	4,838	–
Operating lease liabilities, current	642	468
Total current liabilities	11,689	2,955

Deferred revenue, noncurrent	233	118
Contingent consideration, noncurrent	103	–
Operating lease liabilities, noncurrent	1,213	1,607
Total liabilities	13,238	4,680

Total stockholders' equity	29,543	25,978
Total liabilities and stockholders' equity	$42,781	$30,658

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Beam Global

Condensed Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$6,611	$2,021	$14,099	$5,514
Cost of revenues	6,950	2,229	15,069	6,145
Gross loss	(339)	(208)	(970)	(631)

Operating expenses	6,468	1,481	10,933	3,953
Loss from operations	(6,807)	(1,689)	(11,903)	(4,584)

Total other income, net	18	1	34	4

Loss before income tax expense	(6,789)	(1,688)	(11,869)	(4,580)
Income tax expense	–	–	1	1
Net loss	$(6,789)	$(1,688)	$(11,870)	$(4,581)

Net loss per share - basic and diluted	$(0.67)	$(0.19)	$(1.21)	$(0.52)
Weighted average shares outstanding - basic and diluted	10,088	8,920	9,827	8,856

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